Exhibit 99.1

AMC ENTERTAINMENT HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2014 RESULTS

Leawood, KS. — October 28, 2014 (BUSINESS WIRE) — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the third quarter, which ended September 30, 2014.

Highlights for the quarter include the following:

•                  Total revenues were $633.9 million compared to total revenues of $696.0 million for the three months ended September 30, 2013.

•                  Admissions revenues were $417.4 million compared to $467.0 million for the quarter ended September 30, 2013. Average ticket price increased 5.3% to $9.48.

•                  Food and beverage revenues were $189.1 million, compared to $201.6 million for the quarter ended September 30, 2013. Food and beverage revenues per patron increased 10.3% to $4.29, representing the highest in the history of the Company.

•                  Earnings from continuing operations were $7.4 million compared to $33.9 million for the three months ended September 30, 2013, and diluted earnings per share from continuing operations was $0.08 compared to $0.45 for the three months ended September 30, 2013.

•                  Adjusted EBITDA (1) was $90.1 million compared to $118.3 million for the three months ended September 30, 2013.

•                  Net earnings were $7.4 million compared to $33.5 million for the three months ended September 30, 2013 and diluted earnings per share was $0.08 compared to $0.44 for the three months ended September 30, 2013.

“We are pleased to see continued positive results from the ongoing execution of our five strategic action fronts, even as we effectively navigate through a challenging film year,” said Gerry Lopez, AMC president and chief executive officer. “Our initiatives are delivering innovation, additional revenue opportunities, improved profit flow-through and better-than-industry results. There is no better evidence than the 10.3% increase in food and beverage revenues per patron during the quarter. In addition, we are energized by the continued year-over-year increases in our reseated theatres. This portion of our fleet, now 48 theatres strong, experienced an impressive 14.3% year-on-year improvement in admissions revenues per screen during the September quarter of 2014, compared to an industry decline of 12.6%.”

Mr. Lopez concluded, “As we head into the last quarter of the year and look out to 2015, we believe that our industry leading innovations will continue to contribute to our results, along with an expected stronger slate of movies in the months ahead.”

(1)         (Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

Conference Call / Webcast Information

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5 p.m. Eastern Time today. Participants may access the live webcast by visiting the Company’s investor relations website at investor.amctheatres.com. The call also can be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 8 p.m. Eastern Time today through midnight Eastern Time on November 11, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13592473. The archive of the webcast will be available on the Company’s website for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the guest experience leader with 344 locations and 4,959 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities; and unexpected delays and costs related to our optimization of our theatre circuit.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors”

in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 4, 2014, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 9/30/14 and 9/30/13

(dollars in thousands, except per share data)

(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Admissions	$417,448	$466,988	$1,305,135	$1,365,178
Food and beverage	189,065	201,612	582,426	589,026
Other theatre	27,391	27,384	95,674	82,247

Total revenues	633,904	695,984	1,983,235	2,036,451

Operating costs and expenses
Film exhibition costs	220,608	242,006	689,928	718,725
Food and beverage costs	27,209	26,284	82,673	80,032
Operating expense	177,949	182,630	546,925	534,059
Rent	112,258	111,865	341,063	339,213
General and administrative:
Merger, acquisition and transaction costs	78	299	1,012	1,952
Other	12,961	26,450	46,330	59,797
Depreciation and amortization	54,327	48,603	160,854	147,435
Operating costs and expenses	605,390	638,137	1,868,785	1,881,213

Operating income	28,514	57,847	114,450	155,238
Other expense (income)
Other expense (income)	(11)	110	(8,397)	(184)
Interest expense:
Corporate borrowings	26,897	32,221	84,544	97,704
Capital and financing lease obligations	2,448	2,606	7,459	7,914
Equity in earnings of non-consolidated entities	(13,087)	(14,323)	(17,300)	(38,143)
Investment expense (income)	181	(69)	(7,504)	(3,406)
Total other expense	16,428	20,545	58,802	63,885

Earnings from continuing operations before income taxes	12,086	37,302	55,648	91,353
Income tax provision	4,710	3,430	21,700	10,860

Earnings from continuing operations	7,376	33,872	33,948	80,493
Gain (loss) from discontinued operations, net of income taxes	—	(407)	313	4,290

Net earnings	$7,376	$33,465	$34,261	$84,783

Diluted earnings per share:
Earnings from continuing operations	$0.08	$0.45	$0.35	$1.06
Earnings (loss) from discontinued operations	—	(0.01)	—	0.06
Net earnings per share	$0.08	$0.44	$0.35	$1.12

Average shares outstanding diluted	97,628	76,000	97,628	76,000

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of
	September 30,	December 31,
	2014	2013
Cash and equivalents	$155,506	$546,454
Corporate borrowings	1,795,884	2,078,811
Other long-term liabilities	394,584	370,946
Capital and financing lease obligations	111,055	116,199
Stockholders’ equity	1,509,153	1,507,470
Total assets	4,612,915	5,046,724

Other Data:

(in thousands, except operating data)

(unaudited)

	Quarter Ended		Three Quarters Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$12,342	$71,161	$118,590	$204,665
Capital expenditures	(67,760)	(70,666)	(182,968)	(175,361)
Screen additions	—	—	12	—
Screen acquisitions	18	—	30	25
Screen dispositions	—	—	26	29
Construction openings (closures), net	(27)	13	(33)	(34)
Average screens-continuing operations	4,878	4,858	4,870	4,856
Number of screens operated			4,959	4,950
Number of theatres operated			344	343
Screens per theatre			14.4	14.4
Attendance (in thousands) -continuing operations	44,048	51,893	139,012	148,870

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended		Three Quarters Ended
	September 30,		September 30,
	2014	2013	2014	2013
Earnings from continuing operations	$7,376	$33,872	$33,948	$80,493
Plus:
Income tax provision	4,710	3,430	21,700	10,860
Interest expense	29,345	34,827	92,003	105,618
Depreciation and amortization	54,327	48,603	160,854	147,435
Certain operating expenses (2)	3,587	3,365	17,725	9,719
Equity in earnings of non-consolidated entities	(13,087)	(14,323)	(17,300)	(38,143)
Cash distributions from non-consolidated entities	5,140	8,221	23,758	20,800
Investment expense (income)	181	(69)	(7,504)	(3,406)
Other expense (income) (3)	(11)	110	(8,397)	(130)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	78	299	1,012	1,952
Stock-based compensation expense (4)	(1,596)	—	6,072	—
Adjusted EBITDA (1)	$90,050	$118,335	$323,871	$335,198

(1)We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

• does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

• does not reflect changes in, or cash requirements for, our working capital needs;

• does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

• excludes income tax payments that represent a reduction in cash available to us;  and

• does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3) Other income was due to net gains on extinguishment of indebtedness  related to the cash tender offer and redemption of the Notes due 2019, partially offset by other expenses.

(4) Non-cash expense included in General and administrative: Other

Contact:

Investor Relations:

Dan Foley

(866) 248-3872

InvestorRelations@amctheatres.com

AMC Entertainment Holdings, Inc.

Media:

Jessica Liddell

(203) 682-8200

Jessica.Liddell@icrinc.com